RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Bradley S. Vizi
Pennsauken, NJ 08109	info@rcmt.com	Executive Chairman
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Pennsauken, NJ – March 6, 2019 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, specialty health care and information technology services, today announced financial results for the thirteen and fifty-two week periods ended December 29, 2018.

RCM Technologies reported revenues of $55.3 million for the thirteen week period ended December 29, 2018, an 8.3% increase as compared to $51.1 million for the thirteen week period ended December 30, 2017 (the comparable prior year period). Gross profit was $13.0 million for the thirteen week period ended December 29, 2018, a 1.8% increase as compared to $12.8 million for the comparable prior year period.  The Company experienced GAAP operating income of $1.6 million for the thirteen week period ended December 29, 2018 as compared to an operating loss of $3.2 million for the comparable prior year period.  GAAP net income was $0.6 million, or $0.05 per diluted share, for the thirteen week period ended December 29, 2018 as compared to $0.3 million, or $0.02 per diluted share, for the comparable prior year period.

RCM Technologies reported revenues of $200.4 million for the fifty-two week period ended December 29, 2018 (fiscal year 2018), a 7.3% increase as compared to $186.7 million for the fifty-two week period ended December 30, 2017 (fiscal year 2017). Gross profit was $49.3 million for fiscal year 2018, a 1.9% increase as compared to $48.4 million for fiscal year 2017.  The Company experienced GAAP operating income of $5.4 million for fiscal year 2018 as compared to $0.3 million for fiscal year 2017.  GAAP net income was $2.7 million, or $0.22 per diluted share, for fiscal year 2018 as compared to $2.0 million, or $0.17 per diluted share, for fiscal year 2017.

The Company had adjusted EBITDA (non-GAAP) of $2.6 million for the thirteen weeks ended December 29, 2018 as compared to $2.5 million for the comparable prior year period.  The Company had adjusted EBITDA (non-GAAP) of $8.9 million for fiscal year 2018 as compared to $8.0 million for fiscal year 2017.  A reconciliation of adjusted EBITDA (non-GAAP) to EBITDA (non-GAAP) and net income (GAAP) can be found on the fourth page of this press release.

The Company experienced $1.6 million in severance, professional fees and other charges during fiscal year 2018 as compared to $1.4 million in fiscal year 2017.  For fiscal year 2018, these charges include severance accrued for the Company’s former chief executive officer and related payroll taxes; continuation of certain benefits; and professional fees, totaling approximately $0.9 million.  The additional charges of $0.7 million incurred related to transactional financial advisory fees; legal fees associated with defending an ongoing frivolous lawsuit with a competitor of the Company; professional fees associated with the acquisition of Thermal Kinetics and search fees associated with hiring a senior executive.  Fiscal year 2017 charges included costs relating to closure of the Purchase, NY engineering office and the Edina, MN Information Technology office, totaling approximately $0.8 million. The additional charges of $0.6 million incurred severance to a senior executive; legal fees associated with the acquisition of PSR Engineering; and other discrete legal related and miscellaneous charges.

Bradley Vizi, Executive Chairman of RCM Technologies, commented, “We are pleased with our fourth quarter and fiscal 2018 performance. Our fiscal 2018 adjusted EBITDA of $8.9 million grew by about 12% over fiscal 2017. More importantly, we believe we are poised for strong performance in fiscal 2019.”

Kevin Miller, Chief Financial Officer of RCM Technologies, added, “Considering the large uptick in fourth quarter 2018 revenue, we are pleased with cash flow from operations. We experienced significant improvement in fourth quarter accounts receivables collections relative to both the first three quarters of fiscal 2018 and the fourth quarter of fiscal 2017.”

Conference Call
On Thursday, March 7, 2019, RCM Technologies will host a conference call to discuss these results. The call will begin at 10:00 a.m. Eastern Time.  The dial-in number is (800) 285-6670.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should,” “are confident” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
 (In Thousands, Except Per Share Amounts)

	Thirteen Week Periods Ended
	December 29, 2018	December 30, 2017
	(Unaudited)
Revenues	$55,271	$51,057
Cost of services	42,239	38,253
Gross profit	13,032	12,804
Selling, general and administrative	10,477	10,293
Depreciation and amortization of property and equipment	326	512
Amortization of acquired intangible assets	85	16
Severance, professional fees, office closures and other	200	1,447
Tax credit professional fees	371	259
Change in contingent consideration	-	-
Goodwill impairment	-	3,478
Operating income (loss)	1,573	(3,201)
Other expense, net	(517)	(154)
Income before income (loss) taxes	1,056	(3,355)
Income tax expense (benefit)	457	(3,606)
Net income	$599	$251

Diluted net earnings per share data	$0.05	$0.02

	Fifty-Two Week Periods Ended
	December 29, 2018	December 30, 2017
	(Unaudited)
Revenues	$200,352	$186,737
Cost of services	151,042	138,350
Gross profit	49,310	48,387
Selling, general and administrative	40,386	40,385
Depreciation and amortization of property and equipment	1,442	1,691
Amortization of acquired intangible assets	125	66
Severance, professional fees, office closures and other	1,571	1,447
Tax credit professional fees	371	259
Change in contingent consideration	-	781
Goodwill impairment	-	3,478
Operating income	5,415	280
Other expense, net	(1,507)	(525)
Income (loss) before income taxes	3,908	(245)
Income tax expense (benefit)	1,193	(2,255)
Net income	$2,715	$2,010

Diluted net earnings per share data	$0.22	$0.17

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	December 29, 2018	December 30, 2017
	(Unaudited)
Cash and cash equivalents	$482	$2,851
Accounts receivable, net	$52,335	$46,080
Total current assets	$58,811	$55,639
Total assets	$81,510	$73,279
Total current liabilities	$23,188	$22,188
Borrowing under line of credit	$27,540	$27,279
Net debt (borrowings less cash)	$27,058	$24,428
Total liabilities	$54,311	$51,248
Stockholders’ equity	$27,199	$22,031

RCM Technologies, Inc.
Supplemental Operating Results on a Non-GAAP Basis
(Unaudited)
(In Thousands)

The following non-GAAP data, which adjusts for the categories of expenses described below, is a non-GAAP financial measure.  Our management believes that this non-GAAP financial measure is useful information for investors, shareholders and other stakeholders of our Company in gauging our results of operations on an ongoing basis.  We believe that EBITDA and Adjusted EBITDA are performance measures and have provided a reconciliation between net income and EBITDA and Adjusted EBITDA.  Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net income as an indicator of performance.  In addition, neither EBITDA nor Adjusted EBITDA takes into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.  We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.  These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The following unaudited table presents the Company's GAAP net income measure and the corresponding adjustments used to calculate “EBITDA” and “Adjusted EBITDA” for the thirteen and fifty-two week periods ended December 29, 2018 and December 30, 2017.

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
GAAP net income	$599	$251	$2,715	$2,010
Income tax expense (benefit)	457	(3,606)	1,193	(2,255)
Interest expense	500	181	1,471	590
Depreciation of property and equipment	326	512	1,442	1,691
Amortization of acquired intangible assets	85	16	125	66
EBITDA (non-GAAP)	$1,967	($2,646)	$6,946	$2,102

Adjustments
Severance, professional fees, office closures and other charges	200	1,447	1,571	1,447
Tax credit professional fees	371	259	371	259
Change in contingent consideration	-	-	-	781
Goodwill impairment	-	3,478	-	3,478
Loss (gain) on foreign currency transactions	17	(27)	36	(65)
Adjusted EBITDA (non-GAAP)	$2,555	$2,511	$8,924	$8,002

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(In Thousands)

	Thirteen Week Periods Ended
	December 29, 2018	December 30, 2017
	(Unaudited)
Net income	$599	$251
Adjustments to reconcile net income to cash used in operating activities	2,167	1,634
Changes in operating assets and liabilities:
Accounts receivable	(6,017)	(4,141)
Prepaid expenses and other current assets	423	(523)
Net of transit accounts receivable and payable	(156)	359
Accounts payable and accrued expenses	1,240	995
Accrued payroll and related costs	430	668
Income taxes payable	(814)	(1,128)
Total adjustments	(2,727)	(2,136)
Cash used in operating activities	($2,128)	($1,885)

Net cash used in investing activities	(1,160)	(1,060)
Net cash provided by financing activities	3,081	4,795
Effect of exchange rate changes	(21)	176
(Decrease) increase in cash and cash equivalents	($228)	$2,026

	Fifty-Two Week Periods Ended
	December 29, 2018	December 30, 2017
	(Unaudited)
Net income	$2,715	$2,010
Adjustments to reconcile net income to cash (used in) provided by operating activities	4,694	4,660
Changes in operating assets and liabilities:
Accounts receivable	(7,681)	(459)
Prepaid expenses and other current assets	(170)	(293)
Net of transit accounts receivable and payable	(1,716)	(830)
Accounts payable and accrued expenses	1,021	(318)
Accrued payroll and related costs	1,335	483
Income taxes payable	(262)	(182)
Total adjustments	(2,779)	3,061
Cash (used in) provided by operating activities	(64)	$5,071

Net cash used in investing activities	(2,583)	(1,803)
Net cash provided by (used in) financing activities	346	(826)
Effect of exchange rate changes	(68)	130
(Decrease) increase in cash and cash equivalents	($2,369)	$2,572

RCM Technologies, Inc.
Summary of Selected Income Statement Data
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended December 29, 2018
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$23,666	$23,065	$8,540	$55,271
Cost of services	17,781	18,039	6,419	42,239
Gross Profit	$5,885	$5,026	$2,121	$13,032
Gross Profit Margin	24.9%	21.8%	24.8%	23.6%

	Thirteen Week Period Ended December 30, 2017
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$21,236	$22,104	$7,717	$51,057
Cost of services	15,745	16,750	5,758	38,253
Gross Profit	$5,491	$5,354	$1,959	$12,804
Gross Profit Margin	25.9%	24.2%	25.4%	25.1%

	Fifty-Two Week Period Ended December 29, 2018
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$86,078	$83,663	$30,611	$200,352
Cost of services	63,488	64,860	22,694	151,042
Gross Profit	$22,590	$18,803	$7,917	$49,310
Gross Profit Margin	26.2%	22.5%	25.9%	24.6%

	Fifty-Two Week Period Ended December 30, 2017
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$82,753	$71,316	$32,668	$186,737
Cost of services	60,352	53,801	24,197	138,350
Gross Profit	$22,401	$17,515	$8,471	$48,387
Gross Profit Margin	27.1%	24.6%	25.9%	25.9%